Exhibit 99.2
Schedule of Transactions in Common Shares of the Issuer
Since Most Recent Filing of Schedule 13D

Date(s) of Transaction(s)
12/9-12/10/2025
Quantity Purchased
106,449
Price per Share
$1.63

(1) open-market transactions